Exhibit-99.28(h)(xxvii)

February 21, 2013

Driehaus Mutual Funds

25 East Erie Street

Chicago, IL 60611

RE:	CFTC Rule 4.5 Compliance and Filing Services

Driehaus Capital Management LLC (the “Adviser”) currently serves as the investment adviser to the Driehaus Mutual Funds (the “Trust”) pursuant to an Investment Advisory Agreement (“Advisory Agreement”) dated September 25, 1996, and receives payment for providing the services as set forth in the Advisory Agreement, as supplemented by various Letter Agreements.

The purpose of this letter is to set forth the additional services that will be provided by the Adviser, in its role as investment adviser to the Trust and in consideration of the continuance of the Advisory Agreement, in connection with the requirements of amended Rule 4.5 (“Rule 4.5”) of the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).

The Services (as defined below) are in addition to those provided under the Advisory Agreement and will initially be provided with respect to each series of the Trust listed on Appendix A attached hereto and to any series added to the Advisory Agreement by Letter Agreement (each, a “Fund” and collectively, the “Funds”), unless the Trust notifies the Adviser in writing that such additional Fund will not receive the Services.

The Adviser will provide the following “Services”:

(i) shall comply with such requirements of the Commodity Exchange Act and Commodity Futures Trading Commission (“CFTC”) that apply to the Adviser with respect to each Fund;

(ii) to the extent the Adviser is relying on the commodity pool operator exclusion provided under Rule 4.5 with respect to a Fund, it shall (a) file a claim of the exclusion with the National Futures Association (“NFA”) and re-affirm such filing as required by Rule 4.5, (b) take such steps reasonably designed to prevent a Fund from being marketed as a commodity pool or as a fund for trading in commodity interests (as such terms are defined under the Commodity Exchange Act) and (c) provide the services set forth in Section (iii) below;

(iii) for any Fund where the Adviser is relying on the exclusion from registration as a commodity pool operator pursuant to Rule 4.5, the Adviser shall manage the Fund’s investments in compliance with requirements of Rule 4.5 ; and

(iv) to the extent the Adviser is required to be registered with the CFTC and NFA with respect to a Fund, the Adviser will (a) register in all capacities in which the Adviser is required to register and (b) comply with the requirements under the Commodity Exchange Act and the CFTC’s regulations, including, but not limited to, preparing and coordinating the filing of disclosure documents and marketing materials with the NFA.

Driehaus Mutual Funds

February 21, 2013

Sincerely,

DRIEHAUS CAPITAL MANAGEMENT LLC

By:	/s/ Janet McWilliams
Name:	Janet McWilliams
Title:	Managing Director

Accepted and agreed on behalf of each Fund listed on Appendix A hereto:

DRIEHAUS MUTUAL FUNDS

By:	/s/ Michelle Cahoon
Name:	Michelle Cahoon
Title:	Vice President & Treasurer
Date:	February 21, 2013

APPENDIX A

Driehaus Emerging Markets Growth Fund

Driehaus International Discovery Fund

Driehaus International Small Cap Growth Fund

Driehaus Global Growth Fund

Driehaus Mid Cap Growth Fund

Driehaus Large Cap Growth Fund

Driehaus Active Income Fund

Driehaus Select Credit Fund

Driehaus Emerging Markets Small Cap Growth Fund

Driehaus International Credit Opportunities Fund

Driehaus Event Driven Fund